Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact Info:

Laura Crowley

Director of Investor Relations and Public Relations

SYNNEX Corporation

(510) 668-3715

laurack@synnex.com

SYNNEX CORPORATION ANNOUNCES THE APPOINTMENT OF THOMAS C. ALSBORG

AS CHIEF FINANCIAL OFFICER

FREMONT, CA – March 26, 2007 – SYNNEX Corporation (NYSE: SNX), a global IT supply chain services company, announced today that it has appointed Thomas C. Alsborg as Chief Financial Officer of the corporation. Mr. Alsborg will report directly to Robert T. Huang, President and Chief Executive Officer of SYNNEX Corporation.

Mr. Alsborg will be responsible for all aspects of the company’s financial management. He brings to SYNNEX 17 years of financial experience with Fortune 500 companies and major CPA firm experience including 10 years of direct experience in the electronics manufacturing services industry. Most recently, Mr. Alsborg was Vice President and Chief Financial Officer of Solectron Global Services, a division of Solectron Corporation. During his ten-year tenure at Solectron, he held management positions in corporate finance, investor relations, treasury and financial reporting and analysis. Prior to Solectron, he was with McDonald’s Corporation and a CPA with Ernst & Young.

“With his strong financial background and industry-related experience, Thomas will make a great addition to the management team,” commented Robert T. Huang. “Thomas has joined the organization at an exciting time and he will be instrumental in supporting our next phase of growth.”

“I look forward to joining the SYNNEX leadership team and identifying sound financial strategies for future growth. SYNNEX is a leader in the IT supply chain services space and continues to successfully grow its business while remaining consistently profitable,” said Mr. Alsborg. “It is my goal to ensure that the financial arm of the organization is positioned to provide the resources and strategic direction to take SYNNEX to the next level of success.”

Mr. Alsborg holds a Bachelor of Science degree in Accounting from Oral Roberts University and a Master in Business Administration degree from the Leavey School of Business at Santa Clara University.

Mr. Alsborg assumes the Chief Financial Officer responsibilities from Dennis Polk, who was promoted to Chief Operating Officer in July of 2006.

About SYNNEX

Founded in 1980, SYNNEX Corporation is a global IT supply chain services company offering a comprehensive range of services to original equipment manufacturers, software publishers and reseller customers worldwide. SYNNEX offers product distribution, related logistics services, business process outsourcing and contract assembly and works with the leading industry suppliers of IT systems, peripherals, system components, software and networking equipment. Additional information about SYNNEX may be found online at www.synnex.com.

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Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this release. The Company assumes no obligation to update any forward looking statements contained in this release.

Copyright 2007 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo, and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

Source: SYNNEX Corporation